STOCK PURCHASE AGREEMENT

	Agreement entered into as of July 1, 2000, by and among The Dixie Group, Inc., a Tennessee corporation ("Dixie"), and Scott D. Guenther ("Guenther") and the
Albert A. Frink and Denise Frink Charitable Remainder Unitrust and the Albert
A. Frink Loving Trust (the "Trusts") (Guenther and the Trusts collectively, the
"Stockholders"). Dixie and the Stockholders are sometimes each referred to separately herein as a "Party" and are sometimes collectively referred to herein as the "Parties."

W I T N E S S E T H:

	WHEREAS, Stockholders own 90 % of the outstanding capital stock of Fabrica International, a California corporation (hereinafter "Fabrica"); and

	WHEREAS, subject to the terms and conditions of this Agreement, Stockholders desire to sell, or cause to be sold, and Dixie desires to purchase, all of the outstanding capital stock of Fabrica;

	NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

1.1	Defined Terms. The following capitalized terms used herein and in the agreements and other documents collateral hereto which incorporate the terms set forth below by reference shall have the meanings set forth opposite such term below:

	"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

	"Bonus Period" has the meaning set forth in Section 7.6.

	"Business Day" has the meaning set forth in Section 12.6.

	"Change in Control" means (a) the failure of Dixie (or a wholly owned entity thereof) to own, legally and beneficially, 100% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Fabrica or (b) the occurrence of any event or the consummation of any transaction
(including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (within the meaning of section 13(d) and
14(d)(2) of the Exchange Act  other than the Frierson Family, becomes the
"beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 30% of the voting stock of Dixie

(measured by voting power rather than number of shares) unless the Frierson Family continues to own and control more than 50% of the voting stock of Dixie (measured by voting power rather than number of shares) following such event or the consummation of such transaction.

	"Chroma" means Chroma Systems Partners, a California general partnership.

	"Chroma Interest" means the entire ownership of ChromaTech in Chroma.

	"ChromaTech" has the meaning set forth in Section 8.7.

	"ChromaTech Agreement" has the meaning set forth in Section 8.7.

	"Closing Date Payment" has the meaning set forth in Section 2.2(a).

	"Closing Date" has the meaning set forth in Section 4.

	"Closing" has the meaning set forth in Section 4.

	"Closing Total Debt" has the meaning set forth in Section 2.3.

	"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and
 Code Section 4980B.

	"Code" means the Internal Revenue Code of 1986, as amended.

	"Contingent Payments" means the Contingent Sales Payment Payment and the Contingent EBIT Payment.

	"Contingent EBIT Payment" has the meaning set forth in Section 2.2(b)(ii).

	"Contingent Sales Payment" has the meaning set forth in Section 2.2(b)(i).

	"Contracts" has the meaning set forth in Section 5.14.

	"Cumulative EBIT" has the meaning set forth in Section 2.2(b)(ii).

	"Contingency Trigger Date" has the meaning set forth in Section 2.2(b)(i).

	"Controlled Groups" has the meaning set forth in Code Section 1563.

	"Deferred Losses" has the meaning set forth in Section 10.2.

	"Dixie Common Stock" has the meaning set forth in Section 7.7.

	"EBIT" has the meaning set forth in Section 2.2(b)(ii).

	"Eligible Losses" has the meaning set forth in Section 10.2.

	"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension
Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare
Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

	"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section
3(2).

	"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section
3(1).

	"Employment Agreements" has the meaning set forth in Section 8.8.

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, and specifically including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. P9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act
(49 U.S.C. P5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. P6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
P1251 et seq.), the Clean Air Act (42 U.S.C. P7401 et seq.), the Toxic Substances Control Act (15 U.S.C. P2601 et seq.), the Safe Drinking Water Act (42 U.S.C. P300f et seq.), as such laws and regulations thereunder have been amended or supplemented, and each similar federal, provincial, state, municipal or local statute, and each rule and regulation promulgated under such federal, state, municipal and local laws.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

	"ERISA Affiliate" means each entity which is treated as a single employer with
 Seller for purposes of Code Section 414.

	"Excess Compensation Amount" has the meaning set forth in Section 2.3(b).

	"Excess Eligible Losses" has the meaning set forth in Section 10.2

	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

	"Fiduciary" has the meaning set forth in ERISA Section 3(21).

	"Final Determination" has the meaning set forth in Section 2.4.

	"Financial Statements" has the meaning set forth in Section 5.6.

	"First Phase Limit" has the meaning set forth in Section 10.2.

	"Frierson Family" means the descendents of J.B. Frierson and their spouses.

	"Frink" has the meaning set forth in Section 2.3(b).

	"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

	"Gross Sales" means gross sales of Fabrica for the period indicated, utilizing the same accounting policies and procedures used in the preparation of the
Fabrica statement of income for the fiscal year ended December 31, 1999.

	"Guenther" has the meaning set forth in the preface above.

	"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Hazardous Materials" shall mean and include each substance identified or designated as a hazardous substance or hazardous material under CERCLA as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental, Health and Safety Requirements; (ii) it is toxic, reactive, corrosive, infectious, radioactive or otherwise hazardous; or
(iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

	"Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

	"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

	"Indemnified Party" has the meaning set forth in Section 10.6.

	"Indemnifying Party" has the meaning set forth in Section 10.6.

	"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

	"Knowledge" means (i) in the case of Fabrica or Stockholders, actual knowledge of any of the persons listed on Schedule 1.1 who have made a reasonable inquiry of their relevant subordinates and (b) in the case of Dixie, actual knowledge of any of the persons listed on Schedule 1.1 who have made a reasonable inquiry of their relevant subordinates.

	"Leased Property" has the meaning set forth in Section 5.11.

	"Leased Real Property" has the meaning set forth in Section 5.9(b).

	"Losses" has the meaning set forth in Section 10.2.

	"Material Adverse Effect" means the occurrence of any act or event, or the existence of any circumstance or fact, the result of which would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations or prospects of Fabrica.

	"Mid-Year Bonuses" has the meaning set forth in Section 2.3(b).

	"Most Recent Balance Sheet" means the balance sheet contained within the Most
Recent Financial Statements.

	"Most Recent Financial Statements" has the meaning set forth in Section 5.6.

	"Most Recent Fiscal Month End" has the meaning set forth in Section 5.6.

	"Most Recent Fiscal Year End" has the meaning set forth in Section 5.6.

	"Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

	"Net Income" means the net income of Fabrica, as calculated by Fabrica in accordance with historical practice, which practice has been disclosed by Stockholders to Dixie prior to the date hereof.

	"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

	"Owned Real Property" has the meaning set forth in Section 5.9(a).

	"Party" and "Parties" each  has the meaning set forth in the preface above.

	"PBGC" means the Pension Benefit Guaranty Corporation.

	"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

	"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and
Code Section 4975.

	"Purchase Price" has the meaning set forth in Section 2.2.

	"Purchase Price Adjustments" has the meaning set forth in Section 2.3.

	"Real Property" has the meaning set forth in Section 5.9(a).

	"Renfroe" means Royce R. Renfroe.

	"Reportable Event" has the meaning set forth in ERISA Section 4043.

	"Rules" has the meaning set forth in Section 12.5(a).

	"Sales Contingency" has the meaning set forth in Section 2.2(b)(i).

	"Security Agreement" has the meaning set forth in Section 2.2(b)(i).

	"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c)
purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

	"Shares" has the meaning set forth in Section 2.1.

	"Significant Customer" has the meaning set forth in Section 5.31.

	"Significant Supplier" has the meaning set forth in Section 5.31.

	"Stockholder Losses" has the meaning set forth in Section 10.4.

	"Stockholders" has the meaning set forth in the preface above.

	"Subsidiary" means any corporation with respect to which a specified Person
(or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

	"Tax" or "Taxes" has the meaning set forth in Section 5.21.

	"Tax Claim" has the meaning set forth in Section 10.7.

	"Tax Returns" has the meaning set forth in Section 5.21.

	"Third Party Claim" has the meaning set forth in Section 10.6.

	"Trusts" has the meaning set forth in the preface above.

	1.2	Construction.	As used herein or in any document which incorporates the
terms hereof:

(a)	the plural form of the noun shall include the singular and the singular shall include the plural, unless the context requires otherwise;

(b)	each of the masculine, neuter and feminine forms of any pronoun shall include all forms unless the context otherwise requires;

	(c)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

	(d)	the words "herein", "hereof" and hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

	(e)	all references to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to this Agreement; and

(f)	words of inclusion shall not be construed as terms of limitation, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

	1.3	Headings.	The table of contents and article and section headings contained herein and in any document which incorporates the terms hereof are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or such document.

Section 2.	Purchase of Shares.

	2.1	Transfer of Shares.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties herein contained, Stockholders agree to sell or cause to be sold to Dixie all the shares of common stock of
Fabrica held by them (the number of shares being sold by Stockholders and their percentage ownership is set forth on Exhibit A), and Dixie agrees to purchase the shares (all of the shares being sold hereunder being hereinafter referred to as the "Shares") from Stockholders, for the Purchase Price.

	2.2	Purchase Price.  On the terms and subject to the conditions set forth in this Agreement, Dixie agrees that the total purchase price for the Shares shall be comprised of the following, subject to the Purchase Price Adjustments described in Section 2.3 below (such price, as adjusted, being hereinafter referred to as the "Purchase Price"):

	(a)	Closing Date Payment. At the Closing, Dixie shall pay to the Stockholders
Seven Million Dollars ($7,000,000)  (as allocated in the amounts set forth in
Exhibit A) by wire transfer of immediately available funds to bank accounts designated by Stockholders as set forth in Exhibit A  (the "Closing Date
Payment").

(b)       Contingent Payments.

(i) Sales Contingency. Subject to Section 10.2, on the later to occur of April 1, 2003 and five (5) Business Days following the date that the Sales Contingency is met (the "Contingency Trigger Date"), Dixie shall pay to the Stockholders $45,000,000 in immediately available funds (the "Contingent Sales Payment"), provided that the cumulative Gross Sales for the thirty-nine (39) month period commencing April 1, 2000 and ending on June 30, 2003 is greater than or equal to (i) $120,000,000 less (ii) the portion of the Chroma pre-tax income allocable to the Chroma Interest for the period beginning April 1, 2000 and ending on the Contingency Trigger Date (the "Sales Contingency"). The right to the Contingent Sales Payment shall survive a Change in Control, a merger or consolidation of Fabrica with another entity (including Dixie or a subsidiary thereof), any sale, lease or transfer of all or substantially all of the assets of Fabrica, a sale of the capital stock of Fabrica to any Person (other than a wholly owned subsidiary of Dixie) and/or any termination without "Cause" or for "Good Reason" (as such terms are defined in the Employment Agreements) of one of the Employment Agreements; provided, however, that in any such event, Stockholders' right to the Contingent Sales Payment shall immediately vest without regard to the Sales Contingency. The Contingent Sales Payment shall be allocated among the Stockholders in the amounts set forth in Exhibit A and shall be paid to the bank accounts specified in writing by the Stockholders to Dixie. Stockholders shall be granted a security interest in the Shares as security for payment of the Contingent Sales Payment obligation pursuant to a security agreement substantially in the form attached hereto as Exhibit B (the "Security Agreement").

 (ii) EBIT Contingency. On April 1, 2005, Dixie shall pay to the Stockholders in immediately available funds (the "Contingent EBIT Payment") one of the following payments:

1.	$2,250,000 if the cumulative EBIT of Fabrica for the five (5) fiscal year period beginning January 1, 2000 and ending in December 2004 (the "Cumulative EBIT") is greater than or equal to $63,000,000;
2. $1,800,000 if the Cumulative EBIT is greater than or equal to $60,000,000, but less than $63,000,000;
3. $1,350,000 if the Cumulative EBIT is greater than or equal to $57,000,000, but less than $60,000,000;
4. $900,000 if the Cumulative EBIT is greater than or equal to $54,000,000, but less than $57,000,000; or
5. $0 if the Cumulative EBIT is less than $54,000,000.

As used herein, "EBIT" shall mean, for any period, the Net Income, before interest expense and provision for federal and state income taxes (whether paid or deferred), as determined from the statements of income of Fabrica, and without giving effect to (A) any extraordinary gains or losses, (B) any other one-time, unusual charges or gains or losses from sales of assets other than inventory sold in the ordinary course of business, all as determined in accordance with GAAP (C) any expenses of Fabrica and/or Stockholders relating to this transaction and paid by Fabrica, as the term "expenses" applies to (x) fiscal 2000, adjusted upward by the Excess Compensation Amount, if any and (y) any fiscal year during which the 401(k) plan with respect to the employees of Fabrica is a 401(k) plan different from that in effect on the date hereof, adjusted upward by the amount of the increased cost, if any, to (or allocated to) Fabrica as a result of providing such new 401(k) plan as compared to the cost to Fabrica of providing the existing 401(k) plan (determined by reference to the cost to Fabrica of the existing 401(k) plan during the last complete fiscal year during which the existing 401(k) plan was in effect) and (D) expenses of the bonus plan described in Section 7.6. Furthermore, for purposes of the EBIT calculation, following the Closing, Fabrica shall not be charged for general corporate overhead allocations of Dixie or any other Person controlled by, or under common control with, Dixie that are not directly related to actual services provided to Fabrica. In addition, the Parties acknowledge that during fiscal 2000, 2001 and 2002, annual capital expenditures for Fabrica are expected to average $2,500,000 during such three (3) year period and working capital shall be consistent with historical levels and that such amounts are acceptable and expected to be satisfactory to provide the results of operations of the Fabrica business at levels anticipated by both Stockholders and Dixie. It is also understood by the Parties that during the same period, Fabrica shall purchase its yarn requirements, as agreed upon by the Parties, from Candlewick Yarns, Inc. (to the extent that Candlewick Yarns, Inc. can meet Fabrica's needs on a timely basis) at competitive market prices; provided, however, that a transition from Fabrica's current suppliers to Candlewick Yarns, Inc. will take place during a reasonable time frame designed to avoid any interruption of supply or any compromise in product quality or customer service. In addition, Dixie acknowledges that Fabrica shall be allowed to source yarns not produced by Candlewick Yarns, Inc. which enhance overall product quality or contribute to improved creativity in product development which determination shall be made in the reasonable discretion of Stockholders. The Parties acknowledge that concurrent with the Closing of the transactions contemplated hereby, Dixie is purchasing

ChromaTech pursuant to the ChromTech Agreement and that any earnings derived therefrom or from Chroma Systems Partners shall not be taken into consideration in the calculation of EBIT for purposes of  this Agreement.

The Contingent EBIT Payment shall be allocated among the Stockholders in the amount set forth in Exhibit A and shall be paid to the bank accounts specified by the Stockholders.

2.3 Adjustments to Purchase Price. The Purchase Price will be subject to the following adjustments (such adjustments in this Section 2.3 being collectively referred to as the "Purchase Price Adjustments"):

(a)	Closing Total Debt. The Purchase Price shall be adjusted downward to the extent total debt (including capital leases having terms in excess of one year but excluding any drawdown or advances from factors), as determined in accordance with Section 2.4 ("Closing Total Debt") exceeds $980,000.

(b) Excess Compensation. The Purchase Price shall be subject to downward adjustment for aggregate distributions or payments during the period January 1,
 2000 to the Closing Date from Fabrica to the Stockholders, Renfroe and Albert
A. Frink ("Frink") (other than the $610,000 repayment of a note payable to Frink) in excess of the sum of (A) the monthly salary payments made to Renfroe,
 Guenther and Frink during such period based on aggregate annual salaries of $1,300,000 plus (B) the aggregate mid-year bonuses to Renfroe, Guenther and Frink ("Mid-Year Bonuses") in excess of $2,400,000 in the aggregate (whether or not paid prior to July1, 2000) (any such excess being the "Excess Compensation Amount").

(c) Deferred Tax Liability. Stockholders hereby agree to make the election for installment sales treatment in respect of the Contingent Payments hereunder. The Purchase Price shall be subject to upward adjustment for (and Dixie shall pay to Stockholders promptly following notification from Stockholders of the amount thereof, but in any event not later than five (5) Business Days prior to the due date of the payment of such amount) an amount equal to (i) the interest imposed under IRC Section 453A (if any) on Stockholders' deferred tax liability relating to the sale of the Shares and
(ii) any Taxes imposed with respect to the receipt of any payments pursuant to this Section 2.3(c). In addition, following a final determination that the installment sales method to the Stockholders is not available with respect to any portion of the Purchase Price received after the close of the taxable year in which the Closing Date occurs, Dixie shall pay to the Stockholders or on their behalf any penalty and interest owing in respect thereof within five (5) Business Days prior to the due date of the payment of such amount.

2.4	Determination of the Closing Total Debt. Within sixty (60) days subsequent to the Closing or as soon as reasonably practical thereafter, Stockholders shall prepare, and submit to Dixie, calculations (together with supporting documentation) as of the Closing Date of the Closing Total Debt and the Excess Compensation Amount. Unless Dixie gives written notice to the Stockholders of a good faith objection to the Closing Total Debt and the Excess Compensation
Amount calculations within twenty (20) Business Days after actual receipt thereof, such amounts shall become binding upon Dixie and the Stockholders.
If Dixie in good faith objects to such amounts during such twenty (20) Business
 Day period, then only those aspects of the calculations as to which the good faith objection was made shall not become binding, and Dixie and the Stockholders shall discuss the objections, and if they are able to reach an agreement, the determination as adjusted shall become binding upon Dixie and the Stockholders. If they are unable to reach an agreement as to all aspects within ten (10) Business Days after receipt of the notice of objection, then the Parties shall select a mutually acceptable "big 6" certified public accounting firm to verify the accuracy of the calculations, and such firm's determination shall be a conclusive and final determination of the Closing
Total Debt and the Excess Compensation Amount and shall be binding upon all Parties ("Final Determination"). The cost of such determination shall be borne equally by the Parties. Any payment owing in respect of the Closing Total Debt shall be paid by wire transfer of immediately funds within five (5) Business
Days following the Final Determination.

Section 3.	Instruments of Conveyance.

	3.1	Transfer of Shares; Pledge of Shares.  At the Closing, Stockholders shall deliver to Dixie all stock certificates representing the Shares, duly endorsed
in blank.   Whereupon, following notation of such  transfer on the Fabrica stock ledger, Dixie shall deliver such certificates back to Stockholders to be held by Stockholders in connection with its pledge thereof as collateral under the Security Agreement.

	3.2	Further Assurances.  Stockholders shall at the Closing Date, and from time to time thereafter at Dixie's request and without further consideration, execute and deliver to Dixie such instruments of transfer, conveyance and assignment, in addition to those delivered pursuant to Section 3.1 hereof, as
Dixie shall reasonably request to transfer, convey and assign more effectively the Shares to Dixie and effectuate the transactions contemplated by this
Agreement.

Section 4.	Closing.

	The delivery of the Shares held by Guenther and the Trusts, the payment of the
 Closing Date Payment in respect thereof and the delivery of the other instruments, and certificates required hereunder and relating thereto (the
"Closing"), shall take place at the offices of White & Case LLP, Los Angeles,
California at 9:00 a.m. Pacific Time on Saturday, July1, 2000 or following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing themselves)
or on such other date or at such other time or place as the Parties hereto shall agree to in writing (the date and time of the Closing hereunder being referred to herein as the "Closing Date").


Section 5.	Representations and Warranties of Stockholders.

	In order to induce Dixie to enter into this Agreement, Stockholders represent and warrant that as of the date hereof and as of the Closing Date, the following representations and warranties
are true, complete and accurate, and all such representations and warranties shall be continuing and shall survive the Closing pursuant to Section 10.1 hereof:

	5.1	Ownership of and Title to the Shares, etc. Each Stockholder represents and warrants that he or it is the lawful owner of the Shares as set forth in
Exhibit A hereof opposite such Stockholder's name; that each Stockholder has good and marketable title to the Shares opposite such Stockholder's name, free and clear of all taxes, liens, encumbrances, restrictions on transfer, options, warrants, purchase rights, contracts, commitments, charges, security interests, equities, claims and demands whatsoever; that each Stockholder has the full legal right and power to execute, deliver and perform this Agreement;
that this Agreement constitutes a legal, valid and binding obligation of such
Stockholder according to its terms; that each Stockholder has full legal right and power to sell, transfer and deliver the Shares opposite such Stockholder's name in the manner provided in this Agreement; that upon delivery of, and payment for, such Shares pursuant to this Agreement, Dixie will acquire good and marketable title thereto, free and clear of all liens, encumbrances, restrictions on transfer, options, charges, security interests, equities and claims whatsoever; and that such Shares are at the date hereof and will on the
Closing Date be duly authorized, validly issued and outstanding and fully-paid and non-assessable, with no personal liability attaching to the ownership thereof.

	5.2	Existence, Power and Good Standing.  Fabrica is a corporation validly existing and in good standing under the laws of the State of California and is duly qualified as a foreign corporation in good standing in each state in which such qualification is required in order to conduct its business, except where the failure to be so qualified would not have a Material Adverse Effect, and has full corporate power and authority to conduct the business in which it is engaged and to own and use its properties.

	5.3	Capitalization.  Fabrica's authorized capital stock consists solely of (i)
 540,000 shares of Class A Common Stock no par value per share, of which 43,844 shares are duly and validly issued and outstanding, all of which are fully paid and non-assessable as of the date hereof and (ii) 10,000 shares of Class B
 Common Stock no par value per share, of which no shares are duly and validly issued and outstanding, all of which are fully paid and non-assessable as of the date hereof.  Except for shares of Fabrica held by Renfroe, the Shares constitute all of the issued and outstanding capital stock of Fabrica.  There are no outstanding options, warrants, contracts, preemptive rights, proxies, calls, commitments or demands of rights of any character obligating Fabrica to issue any shares of capital stock of Fabrica or options or rights with respect thereto, and there are not existing or outstanding securities of any kind convertible into or exchangeable for shares of capital stock of Fabrica.
There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Fabrica. There are no outstanding obligations of Fabrica to repurchase, redeem or otherwise acquire any outstanding capital stock of Fabrica.  No former stockholder of Fabrica or of any corporation heretofore merged with or into Fabrica has any claim or cause of action whatsoever against Fabrica arising out of or in any way connected with any occurrence or state of facts in existence prior to the date hereof, and no such former stockholder shall come to have any claim or cause of action whatsoever against Fabrica, or any officer, director or stockholder of
Fabrica or of any such corporation, by virtue of, or in any way connected with, the transactions contemplated by this Agreement or otherwise.  By the execution of this Agreement, Stockholders hereby waive
any and all rights, options, calls, equities or other claims which Stockholders may have against Fabrica whatsoever prior to the Closing Date.

	5.4	Organizational Documents; Books and Records.  The Articles of
Incorporation, By-laws, and stock books of Fabrica which have been furnished to
 Dixie are true and complete and contain all amendments thereto to date, and a record of all stock issuances and transfers (in the case of the stock books).
Schedule 5.4 contains a true and complete list of all of the current officers and directors of Fabrica. Fabrica has maintained and kept its financial and accounting books and records current and such books and record accurately reflect and/or support the historical results of operations and the financial condition of Fabrica as set forth in the Financial Statements. The minutes and minute books of Fabrica supplied to Dixie contain all the minutes taken and resolutions passed by the stockholders and directors of Fabrica since its formation.

	5.5	Subsidiaries. Except as set forth in Note 6 to the audited balance sheet at December 31, 1999 and the related audited statements of income, changes in stockholders' equity and cash flows for the fiscal year ended December 31,
1999, Fabrica does not own directly or indirectly, any capital stock or other equity security or interest in any other corporation or in any partnership, joint venture, cooperative, or other association.

	5.6	Financial Statements.  Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996, December 31,
1997, December 31, 1998, and December 31, 1999 (the "Most Recent Fiscal Year
End") for Fabrica; and (ii) unaudited balance sheets and statements of income
(the "Most Recent Financial Statements") as of and for each of the fiscal months between the Most Recent Fiscal Year End and the most recent month ending at least twenty (20) days prior to the Closing Date (the "Most Recent Fiscal
Month End") and for the interim period between December 31, 1999 and the Most
Recent Month End for Fabrica. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Fabrica as of such dates and the results of operations of Fabrica for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

	5.7	Absence of Undisclosed Liabilities; No Material Adverse Change.  Except as
 set forth on Schedule 5.7 and except to the extent reflected and adequately reserved against in the Financial Statements (or, with respect to the period from the Most Recent Month End to the Closing Date, other than in the Ordinary
Course of Business) Fabrica had no material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.  For purpose of this
Section 5.7, "material" shall be deemed to be liabilities which exceed seventy-five thousand dollars ($75,000) or more, in the aggregate.  Except as described on Schedule 5.7, since the Most Recent Fiscal Year End, (i) Fabrica has not incurred any material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except for current liabilities and obligations incurred in the Ordinary Course of Business of Fabrica and (ii)
there has not been any material adverse change in the business, financial condition, operations, results of operations, or
future prospects of Fabrica.  Since the Most Recent Fiscal Year End, and except as disclosed in the Financial Statements or on Schedule 5.7, Fabrica:

	(a)	has conducted its business in the ordinary and usual course and in a reasonable business manner;

	(b)	has not disposed of, leased, transferred, assigned or acquired any material properties or assets except as disclosed herein or in the Ordinary
Course of Business;

	(c)	has not borrowed money or incurred any indebtedness other than ordinary accounts payable, accrued expenses, accrued liabilities and income taxes payable incurred in the Ordinary Course of Business;

	(d)	has not incurred or guaranteed any liability, contingent or otherwise, except in the Ordinary Course of Business;

	(e)	has not mortgaged, pledged or otherwise subjected to any Security
Interest, material lien or encumbrance any of its properties or assets, or sold any real property or personal property other than in the Ordinary Course of Business;

	(f)	has not incurred extraordinary expenses or entered into or become a party to any material transaction of any kind whatsoever other than in the ordinary and usual course of business including any capital investment in or any material loan to any other Person;

	(g)	has not modified, terminated, canceled or permitted the lapse of any material lease, agreement, contract, or insurance policy (except the lapse of any insurance policy that has been replaced with a comparable policy by a reputable insurance company provided that there has been no interruption in coverage);

	(h)	has not granted any wage increase or bonus (other than normal merit wage increases for employees who were not officers), entered into any employment, union or collective bargaining agreement, or made any cash payments or distributions or transferred any other assets (other than those described on
Schedule 5.7 hereof) to or on behalf of any officer, employee or stockholder, other than payment of customary salaries and expenses; or

	(i)	has not made any material capital expenditure in excess of budgeted expenditures previously disclosed to Dixie.

	5.8	Dividends.  As of the date hereof, except as provided in Schedule 5.8 hereto, since December 31, 1999, Fabrica has not made any distribution, declaration, setting aside or payment of any dividend, or any other distribution with respect to the capital stock of Fabrica or any direct or indirect redemption, purchase or other acquisition or sale of any capital stock of Fabrica.

	5.9	 Real Property.

	(a)  Schedule 5.9 lists and describes briefly all real property Fabrica owns
("Owned Real Property"). With respect to each such parcel of Owned Real
Property:

			(A) Fabrica has good and marketable title to the parcel of Owned Real
Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

			(B) there are no pending or, to the Knowledge of any of the Stockholders, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

			(C) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in material violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land;

			(D) all facilities have received all approvals of governmental authorities
(including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

			(E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

			(F) there are no outstanding options or rights of first refusal to purchase the parcel of Owned Real Property, or any portion thereof or interest therein;
and

			(G) there are no parties (other than the Fabrica) in possession of the parcel of Owned Real Property, other than tenants under any leases disclosed in
 Schedule 5.9 who are in possession of space to which they are entitled.

	(b) Schedule 5.9 lists and describes briefly all real property leased or subleased by or to Fabrica (the "Leased Real Property") (the Owned Real
Property and Leased Real Property are sometimes collectively referred to herein as the "Real Property"). The Stockholders have delivered to Dixie correct and complete copies of the leases and subleases listed in Schedule 5.9 (as amended to date). With respect to each material lease and sublease listed in Schedule 5.9:

			(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

			(B) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

			(C) no party to the lease or sublease has repudiated any material provision thereof;

			(D) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

			(E) Fabrica has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

			(F) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits)
 required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

	5.10	Tangible Assets. Except as otherwise disclosed on Schedule 5.10, Fabrica owns all of the tangible assets (other than Owned Real Property) currently employed in its business, free and clear of any lien, encumbrance, charge, equity or restriction whatsoever except to the extent any such lien, encumbrance, charge, equity or restriction does not materially impair the use or value of the asset covered thereby.  The buildings, machinery, equipment, and other tangible assets (other than Owned Real Property) that Fabrica owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are fit for the purpose for which such assets are being used, are in good operating condition and repair and are adequate to conduct the business of Fabrica as it is presently being conducted (subject to normal wear and tear). Prior to the date hereof,
Fabrica has delivered to Dixie a list of fixed assets owned by Fabrica. Except as set forth in Schedule 5.10, Fabrica has not purchased any additional or disposed of any of its fixed assets since the date of preparation of such fixed asset list.

	5.11	Leased Property.  Schedule 5.11 contains a true and complete list of all personal property leased by Fabrica with a monthly rental payment in excess of
$1,500 (the "Leased Property").  Each lease, license, rental or other agreement by which Fabrica is bound with regard to any of the Leased Property is valid and in full force and effect, and neither Fabrica nor any other party thereto is in default thereunder in any material respect, nor is there any event which, with notice or lapse of time, or both, would constitute a material default thereunder.  Neither Stockholders nor Fabrica have received notice that any party to any such lease, license, rental or other agreement intends to cancel or terminate the same.  Fabrica is not bound by any
sublease of the Leased Property, and Fabrica's interest therein is not subject to any material lien, pledge, security interest, charge or encumbrance of any kind.

	5.12	Accounts Receivable.  The accounts receivable of Fabrica are reflected properly on Fabrica's books and records, are valid receivables subject to no setoffs or counterclaims (other than returns, allowances and claims in the
Ordinary Course of Business consistent with historical levels), are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Fabrica and returns, allowances and claims in the Ordinary Course of Business consistent with historical levels.

	5.13	Inventory. The value of the inventory (on and as of the date of the Most
Recent Balance Sheet) is fairly valued in accordance with GAAP as set forth on the face of the Most Recent Balance Sheet and there has been no material change in the aggregate value of the inventory since the date of the Most Recent
Balance Sheet other than those which may occur in the Ordinary Course of
Business.

	5.14	Contracts. Schedule 5.14 contains a complete and accurate list of all contracts, agreements, instruments or other commitments or understandings to which Fabrica or its assets are subject in which Fabrica has a monetary obligation in excess of $50,000 total per contract or in excess of $4,167 per month (the "Contracts").  Each of the Contracts is valid, in full force and effect, and enforceable against Fabrica and, to Stockholders' or Fabrica's
Knowledge, the other parties thereto in accordance with its terms. Except as set forth on Schedule 5.14, Fabrica is not bound by any written, oral, or implied Contract.  True and complete copies of all written contracts and other documents noted on Schedule 5.14 have been furnished to Dixie prior to the execution hereof and any corrections to this information shall be provided to
Dixie promptly upon such information being changed and in all events prior to the Closing. Other than as disclosed in Schedule 5.14, Fabrica is not a party to any Contract in which it has agreed to guarantee, indemnify or in any manner become liable for the obligations or liabilities of another.  Except as disclosed on Schedule 5.14, Fabrica is neither a party to nor bound by any executory or presently existing contract, agreement or other arrangement which has had, or which to Stockholders' or Fabrica's Knowledge have, an adverse effect upon the business or earnings of Fabrica.  Fabrica has duly complied in all respects with all provisions of every Contract (whether written or oral) to which Fabrica is a party and is not in default in any respect as to any such agreement.  No condition or state of facts exists which, with notice or the passage of time, or both, would constitute a default by Fabrica under any
Contract to which Fabrica is a party.  All Contracts to which Fabrica is a party are in full force and effect and are enforceable by Fabrica against all other parties thereto in all respects.  Except as specifically noted in
Schedule 5.14, neither the execution, delivery and performance of this
Agreement nor the consummation of the transactions contemplated hereunder, will conflict with or cause any default in or breach of any provision of Fabrica's
Articles of Incorporation, By-Laws or any contract, agreement or commitment to which Fabrica is a party or by which Fabrica is bound, and none of such actions will grant to any party to any such contract, agreement or commitment any cancellation or termination rights, acceleration rights, or any similar right.

	5.15	Litigation.  Except as disclosed on Schedule 5.15, there is no claim, suit, action, governmental investigation or litigation, or legal, administrative, arbitration or other proceeding, of any kind pending, directly relating to or involving, or, to the best of Stockholders' Knowledge, threatened against, Fabrica (whether as plaintiff or defendant), or its property or business, nor do Stockholders or Fabrica have Knowledge of any ground for any such claim, suit, action, investigation, litigation or proceeding.  Fabrica is not subject to any order, writ or decree of any court or other governmental authority.

	5.16	Labor Relations.  Except to the extent set forth in Schedule 5.16:

	(a)	Fabrica is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment, wages, hours, and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of any applicable law;

	(b)	there is no unfair labor practice, charge or complaint or any other matter against or involving Fabrica pending or, to the Knowledge of Stockholders, threatened before any labor relations board or equivalent agency having jurisdiction or any court of law or arbitration board;

	(c)	there is no labor strike, dispute, slowdown, or stoppage whether actual, pending or to Stockholders' Knowledge threatened against Fabrica;

	(d)	no certification or decertification question or organizational drive with respect to a collective bargaining organization exists or has existed within the past twelve months respecting employees of Fabrica;

	(e)	no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Fabrica, or, to the Knowledge of Fabrica or Stockholders, threatened; and, to the Knowledge of Fabrica or Stockholders, no basis for any claim therefore exists;

	(f)	no agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on Fabrica in any way limits or restricts Fabrica from relocating or closing any of its operations;

	(g)	Fabrica has not experienced any organized work stoppage or other labor difficulty since January 1, 1996; and

	(h)	there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, religious affiliation, or upon any other prohibited basis) pending or, to the Knowledge of Stockholders, threatened before any federal, state or local agency or court against Fabrica.  There have been no audits of the employment practices of Fabrica, and, to the Knowledge of Fabrica and Stockholders, no basis for any such charges, investigations, administrative proceedings or formal complaints of discrimination exists.

	5.17 	Insurance.  Schedule 5.17 contains a true and correct list and description (including coverages and deductibles) of all insurance policies which are owned by Fabrica relating to the conduct of its business or which name Fabrica as an insured and which pertain to its assets, operations, or employees. Except as set forth on Schedule 5.17, in the three (3) year period ending on the date hereof, Fabrica has not received any written notice from, or on behalf of, any insurance carrier issuing such policies, to the effect that insurance rates will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be no renewal of an existing policy.

	5.18	Bank Accounts.  Schedule 5.18 contains a true and complete list of each bank and investment account and safe deposit box maintained by Fabrica and the names of persons authorized to draw thereon or withdraw therefrom.

	5.19	Status of Properties; Violation of Laws; Licenses, etc. The prior or present activities of the Fabrica business do not violate or have not violated any applicable laws (including rules, regulations, codes, ordinances, plans, injunctions, judgments, orders, decrees and rulings thereunder) of federal, state, local, and foreign governments (and all agencies thereof) the violation of which would have an adverse effect upon the business, financial condition, operations, results of operations, or future prospects of Fabrica. Schedule
5.19 sets forth a list of all of the material governmental licenses, approvals, registrations and permits required for Fabrica to carry on its business and activities as presently conducted.  All of said licenses, approvals, registrations and permits are in full force and effect, and Fabrica has not received any notices of termination or threatened termination of any such licenses, approvals, registrations or permits.

	5.20	Brokers' and Finders' Fees.  Neither Stockholders nor anyone acting on their behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

	5.21	Taxes and Tax Returns.  Except as disclosed in Schedule 5.21 to this
Agreement, Fabrica has filed  or caused to be filed, or will file or cause to be filed, on or prior to the Closing Date, all federal, state, local and foreign income and all other tax returns required to be filed by it (including, but not limited to, any gross receipts, franchise and excise, sales and use and privilege license tax returns) prior to the Closing Date for periods that end on or prior to the Closing Date (the "Tax Returns") (taking into account any extension of time to file granted to or on behalf of Fabrica), and each such return is complete and accurate in all material respects. Except as set forth in Schedule 5.21, all taxes of any nature whatsoever, with any related penalties, interest, deficiencies, assessments, reassessments and liabilities
(any of the foregoing being referred to herein as a "Tax" or "Taxes"), shown to be due and payable on the Tax Returns described in Section 5.21 have been, or prior to the Closing Date will be paid or accrued on the balance sheet for the period in which it was incurred in accordance with GAAP. Except as set forth in
 Schedule 5.21, there are no claims, assessments or reassessments or material disputes (including those contested in good faith and for which adequate reserves have been provided in the Financial Statements) pending against
Fabrica for any alleged deficiency in Tax, nor to the
best Knowledge of Stockholders are there any threatened Tax claims or assessments against Fabrica.  Schedule 5.21 lists all income tax audits by the
Internal Revenue Service and the State of California taxing authorities since
January 1, 1996, involving final adjustments of more than $5,000.  Except as set forth in Schedule 5.21, all liabilities in respect of such audits have been finally determined.  Except as disclosed in Schedule 5.21, Fabrica is neither a party to nor bound by any tax sharing or similar agreement.  Fabrica has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as
amended, concerning collapsible corporations.  Except with respect to the transactions contemplated hereby, the ChromaTech Agreement and/or in the
Employment Agreements, Fabrica has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G (dealing with "golden parachute" payments) of the
 Code. Fabrica has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an Tax assessment or deficiency.

	5.22	Employee Benefit Plans.

		(a) Except as set forth in Schedule 5.17, the only Employee Pension Benefit
Plan which Fabrica or any ERISA Affiliate of Fabrica has  maintained in the last ten years or to which it  has in the last ten years  had any obligation to contribute is the Employees' 401(k) Salary Savings Plan of Fabrica
International (the "401(k) Plan").  Neither the 401(k) Plan nor any plan set forth in Schedule 5.22 has ever been subject to Title IV of ERISA.  Schedule
5.22 lists every other Employee Benefit Plan that Fabrica maintains or to which it contributes or has any obligation to contribute.

			(i) Every Employee Benefit Plan that Fabrica maintains or to which it contributes or has an obligation to contribute (and each related trust complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

			(ii) All required reports and descriptions (including Form 5500 Annual
Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee
Benefit Plan,. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare
Benefit Plan.

			(iii) All contributions (including all employer contributions and employee salary reduction contributions) have been timely paid to the 401(k) Plan and all contributions and expenses for any period ending on or before the Closing
Date which are not yet due have been paid to the 401(k) Plan or accrued in accordance with the past custom and practice of Fabrica and in compliance with
ERISA. All premiums or other payments due for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee
Benefit Plan which is an Employee Welfare Benefit Plan.

			(iv) The 401(k) Plan has received a favorable determination letter from the
Internal Revenue Service that the form of such plan meets the requirements of a

 "qualified plan," under Sections 401(a) and 401(k) and neither Fabrica nor any of the Stockholders is aware of any facts or circumstances that could reasonably result in the revocation of such determination letter.

			(v) The market value of assets under the 401(k) Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder.

			(vi) The Stockholders have delivered to Dixie correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three (3)
most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee
 Benefit Plan.

		(b) With respect to each Employee Benefit Plan that Fabrica or any ERISA
Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute  or has any liability  (this provisions of this Section 5.22(b) do not apply with respect to any Employee Benefit Plan during any time that neither Fabrica nor any ERISA
 Affiliate of Fabrica maintained, contributed to, was required to contribute to, or had any liability with respect to such plan) :

			(i) There have been no nonexempt Prohibited Transactions with respect to any such Employee Benefit Plan that would result in a liability of Fabrica. No
Shareholder, director, officer or employee of Fabrica who is a Fiduciary of such Employee Benefit Plan, or to the Knowledge of Fabrica, any other Fiduciary of any such Employee Benefit Plan, has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee
Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such
Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Stockholders and the directors and officers of the Fabrica, threatened.

		(c) Neither Fabrica nor any ERISA Affiliate of Fabrica contributes to, or has ever contributed to any Multiemployer Plan and neither  Fabrica nor any ERISA
Affiliate of Fabrica has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA 4201), under any Multiemployer Plan.

		(d) Neither Fabrica nor any ERISA Affiliate of Fabrica maintains or has ever maintained or contributes, or has ever  contributed, or has ever  been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

		(e) There is not any contract, plan or commitment, that would require Dixie to create any additional Employee Benefit Plan to provide or designed to provide benefits for any of Fabrica's present or former employees or their dependents or beneficiaries or that would require Dixie to make any additional contribution to or to pay any expense of the 401(k) Plan or to any Employee
Benefit Plan for matters occurring prior to the Closing Date.  Every contract held by or with respect of an Employee Benefit Plan may be terminated without any material cost to Dixie, to the Employee Benefit Plan or to any participant of an Employee Benefit Plan, including but not limited to, termination fees and market value adjustments.

		(f)	There is no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any Employee Benefit Plan
(other than routine claims for benefits made in the ordinary course of Employee
 Benefit Plan administration) pending, or to the Knowledge of Fabrica, threatened or imminent against or with respect to the Employee Benefit Plan,
Fabrica, any ERISA Affiliate of Fabrica, or any other Fiduciary  (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under any Employee Benefit Plan) that would individually or in the aggregate result in a liability of Fabrica;

		(g) Neither Fabrica nor any other Fiduciary has any Knowledge of any facts which would reasonably be expected to give rise to  to any action, suit, grievance, arbitration or other manner of litigation, or claim with respect to any Employee Benefit Plan other than routine claims for benefits.

	5.23	Employees.  As of the date hereof, Fabrica employs approximately 270 persons in its operations.  A list of salaried employees and their respective salaries are described in Schedule 5.23.  Subsequent to the Closing, there will be no claims against Fabrica made by any third party regarding employment or alleged employment for periods on or prior to the Closing Date, except to the extent employees of Fabrica have accrued vacation days prior to the Closing
Date and, under California law are entitled to be paid therefor upon termination of employment. To the Knowledge of Fabrica and any of the
Stockholders, no executive, key employee, or significant group of employees plans to terminate employment with Fabrica during the next twelve (12) months.

	5.24	No Consents.  Except as set forth in Schedule 5.24, all consents necessary to consummate the transactions contemplated herein on the part of Stockholders shall have been obtained prior to or on the Closing Date and no consent or approval of, or declaration, filing or registration with, any non-governmental third party or any governmental authority is required to be obtained by Fabrica or Stockholders in connection with the execution of this Agreement or for the consummation of the transactions contemplated hereby.

	5.25	Change in Business.  Since January 1, 2000, neither Fabrica nor
Stockholders have Knowledge of any changes in the business operations of Fabrica, including but not limited to, changes with respect to its products, customers, employees, equipment needs, markets, suppliers, or legislation to which the business of Fabrica is subject, which would have a material adverse effect upon Fabrica, its business, its assets or its prospects. Solely for purposes of this Section 5.25, "material adverse effect" shall mean any such event which may have a future adverse effect on the Fabrica business in the amount of $100,000 or more.

	5.26	Absence of Certain Payments.  Other than for services legitimately and openly performed under applicable law, business discounts and reabates customarily granted in the Ordinary Course of Business and nominal non-cash gifts (with a total per donee retail value of less than $500 in any year), neither Fabrica, nor, to Stockholders' Knowledge, any agent, employee or representative of Fabrica has made or offered to make to any customer, supplier, government official, insurance carrier, referral source, employee or agent or any other person, any payment, gratuity, gift or thing of material value.  For purposes of this Section, "material" shall mean a fair market value of five hundred dollars ($500.00) or more.

	5.27	Related Party Transactions.  Schedule 5.27 describes each:  (i) business relationship relating to or in connection with the conduct of the Fabrica business (excluding employee compensation and other ordinary incidents of employment) existing on the date of this Agreement between Fabrica and any
Stockholder, Renfroe or Frink; (ii) transaction relating to or in connection with the conduct of the Fabrica business occurring between December 31, 1999 and the date of this Agreement between Fabrica and any Stockholder, Renfroe or
Frink; and (iii) amount owing by or to any Stockholder, Renfroe or Frink, respectively, to or from Fabrica relating to or in connection with the conduct of the Fabrica business as of the date of this Agreement.  Except as set forth in Schedule 5.27, no property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Fabrica business, is presently owned by or leased by or to any
 Stockholder, Renfroe or Frink.

	5.28	Occupational Safety, Health and Other Filings.  Except as disclosed on
Schedule 5.28, Fabrica has previously delivered to Dixie all reports and filings made or filed by it (or a summary thereof) pursuant to all applicable occupational safety and health legislation, regulations and orders since
January 1, 1996.

	5.29 	Environmental, Health and Safety Status.  Except as set forth in
Schedule 5.29:

	(a)	As of the Closing, neither the Real Property nor the operations of Fabrica is in material violation of or subject to any liability or obligation under
Environmental, Health and Safety Requirements  as a result of any action by
Fabrica or, to Stockholders' Knowledge, by any adjacent or neighboring landowner.

(b) 	(i)  There has been no release, threatened release, application, spill, leak, discharge, disposal or emission of any Hazardous Material by Fabrica to the air, surface water, groundwater or soil of the Real Property requiring corrective action and which is a violation of, any of the Environmental, Health and Safety Requirements.

	(ii) Fabrica has duly complied in all respects with all material Environmental, Health and Safety Requirements.

	(iii) Fabrica does not have any documents or information relating to or disclosing any release, threatened release, application, spill, leak, discharge, disposal or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property.

	(iv)  Fabrica has been issued or has timely applied for and is in compliance in all material respects with all environmental permits, a list and copy of which is set forth on Schedule 5.29.

(v) Fabrica has received no complaint, order, directive, claim, citation, notice, information request or investigation by any governmental authority or any other person or entity with respect to any release, threatened release, application, spill, leak, discharge, disposal or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property requiring corrective action and which is a violation or alleged violation of any Environmental, Health and Safety Requirement at the Real Property.

	(vi)  Non-hazardous solid waste materials or Hazardous Materials have not been disposed of or buried at the Real Property by Fabrica.

	(vii) There has been no storage, treatment, generation, transportation, release, disposal, spill or discharge of any Hazardous Material by Fabrica, or its predecessors in interest, or, to the Knowledge of Fabrica or Stockholders, by any other person or entity for which Fabrica is or may be held responsible, or which could give rise to any obligation or liability under Environmental,
Health and Safety Requirements.

	(viii) No underground storage tanks are located under the Real Property.  No
Hazardous Materials  are located on the Real Property (except for those used in the Ordinary Course of Business and which are stored and used in compliance with all Environmental, Health and Safety Requirements).

	5.30 Warranties. Schedule 5.30 sets forth a true and complete copy of Fabrica's standard warranty terms and conditions and contains a list of customer complaints for Fabrica for 1998, 1999, and January 2000 through May 2000. Except as set forth on Schedule 5.30, there are no claims pending or, to Fabrica's or Stockholders' Knowledge, threatened against Fabrica with respect to the quality of or absence of defects in the products or services of the business of Fabrica. During the past three (3) years, none of Fabrica's current or former products is or has been the subject of a governmental investigation or voluntary or involuntary recall.

	5.31	Significant Customers and Suppliers. Neither Fabrica or Stockholders has
any Knowledge of any intention of or indication by a Significant Customer (as defined herein) to terminate its business relationship with Fabrica or to limit or alter its business relationship with Fabrica in any material respect.
Except as set forth in Schedule 5.31, neither Fabrica nor Stockholders have any
 Knowledge of any intention or indication by a Significant Supplier (as defined herein) to terminate its business relationship with Fabrica or to limit or alter its business relationship with Fabrica in any material respect. As used herein, "Significant Customer" means any of the one hundred (100) largest customers of Fabrica, measured in terms of sales volume in dollars for the year ended December 31, 1999, as listed on Schedule 5.31. As used herein, "
Significant Supplier" means any of the ten (10) largest suppliers of Fabrica, measured in terms of purchasing volume in dollars for the year ended December
31, 1999, as listed on Schedule 5.31.

5.32	Intellectual Property.

	(a)	Except as set forth in Schedule 5.32, Fabrica owns or has the right to use in its business pursuant to a written license, a "shrinkwrap" license, a sublicense or other agreement the Intellectual Property which it uses in its business.  Except as set forth in Schedule 5.32, each item of Intellectual
Property it uses in its business will be owned or available for use by Fabrica on identical terms and conditions immediately subsequent to the Closing hereunder.  Fabrica has taken all necessary action to protect each of the patent and registered trademarks it owns and or uses in its business. Except as set forth in Schedule 5.32, no amendments, responses, fees or any other action related to any Intellectual Property are due or will be due within sixty (60)
days after the Closing.

	(b)	With respect to Intellectual Property which Fabrica uses in its business,
Fabrica has not, to its Knowledge, interfered with, infringed upon, or misappropriated, any Intellectual Property rights of third parties, and, except as set forth in Schedule 5.32,  has not received any charge, complaint, claim, demand, or notice during the past three (3) years alleging any such interference, infringement, misappropriation, or violation of any Intellectual
Property rights of a third party (including any claim that Fabrica must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved.  To the Knowledge of Fabrica, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights owned by Fabrica.

	(c) 	Schedule 5.32 identifies each patent, trademark or copyright registration in the United States which has been issued to Fabrica with respect to any of the Intellectual Property which it owns, identifies each pending patent application or application for trademark or copyright registration in the
United States which Fabrica has made with respect to any of Fabrica's
Intellectual Property, and identifies each license, agreement, or other permission which Fabrica has granted to any third party in the United States with respect to any of its Intellectual Property.

	(d) 	Schedule 5.32 identifies each license (other than shrinkwrap licenses), sublicense, agreement, or permission (other than software) relating to the
Fabrica Intellectual Property.  Fabrica has delivered to Dixie correct and complete copies of all such licenses (other than shrinkwrap licenses), sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Schedule
5.32, (i) except as set forth in Schedule 5.32 Fabrica is not and, to Fabrica's
 Knowledge, no other party to the license, sublicense, agreement, or permission is in breach or default, and to Fabrica's Knowledge no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; and (ii) to Fabrica's
Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual
Property.

	5.33	Cash Balance.  Fabrica shall have an amount of factored accounts receivable plus cash in its bank accounts as of the Closing in an aggregate amount of at least $3,200,000 over and above any unpaid Mid-Year Bonuses.

5.34	Disclosure.  The representations and warranties contained in this Section
5 do not contain any untrue statement of material fact or omit the statement of a material fact required to be stated in order to make the statements contained in Section 5 not misleading. There is no fact peculiar to Fabrica of which Fabrica or Stockholders have Knowledge which would or may have a Material Adverse Effect, which is not disclosed herein or in the other documents furnished to Dixie.

Section 6.	Representations and Warranties by Dixie.

	Dixie hereby represents, warrants, covenants and agrees to and with Stockholders as follows:

	6.1	Existence, Power and Good Standing.  Dixie is a corporation validly existing and in good standing under the laws of the State of Tennessee.

	6.2	Authorization.  This Agreement and its execution, delivery and performance have been duly authorized by all necessary corporate action on the part of
Dixie and is within its corporate powers.  This Agreement has been duly executed and delivered by Dixie and constitutes the legal, valid and binding agreement of Dixie, enforceable in accordance with its terms. All consents on the part of Dixie necessary to consummate the transactions contemplated herein shall have been obtained prior to or on the Closing Date and no consent or approval of, or declaration, filing or registration with, any non-governmental third party or any governmental authority is required to be obtained by Dixie in connection with the execution of this Agreement or for the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereunder, will conflict with or cause any default in or breach of any provision of Dixie's Charter, By-laws or any contract, agreement or commitment to which Dixie is a party or by which Dixie is bound, and none of such actions will grant to any party to any such contract, agreement or commitment any cancellation or termination rights, acceleration rights, or any similar right.

	6.3	Brokers' and Finders' Fees.  Neither Dixie nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

	6.4	Investment.  Dixie is acquiring the Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

	6.5	Accuracy of SEC Filings.  To the Knowledge of Dixie, the filings made by
Dixie pursuant to the Securities Act of 1933, as amended, and the Securities
Exchange Act of 1934, as amended, through the date hereof complied in all material respects with all applicable requirements of said Acts and the General
 Rules and regulations promulgated thereunder, respectively, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

	6.6	Disclosure.  The representations and warranties contained in this Section
6 do not contain any untrue statement of material fact or omit the statement of a material fact required to be stated in order to make the statements contained in Section 6 not misleading.

6.7	No Knowledge of Breach.  Dixie has no actual Knowledge of any fact, circumstance or occurrence unknown to Stockholders or Fabrica that would cause any of the representations or warranties of Stockholders set forth in Section 5 to be inaccurate or false. Without limiting the preceding sentence, to the extent that Dixie has actual Knowledge of any fact, circumstance or occurrence which is unknown to Stockholders or Fabrica that would cause any of the representations or warranties of Stockholders set forth in Section 5 to be inaccurate or false and does not disclose the same to the Stockholders prior to the Closing, Dixie hereby waives its right to seek indemnification pursuant to Section 10 in respect of such inaccuracy or falseness.

Section 7.	Covenants.

	7.1	Conduct of Business Prior to Closing Date.  Except as otherwise set forth on Schedule 7.1, Stockholders hereby covenant that from and after the date hereof, and to and including the Closing Date (unless otherwise agreed to in advance in writing by Dixie):

	(a)	Ordinary Course.  Fabrica shall have conducted its business in the ordinary and regular course, and Stockholders shall use their best efforts to maintain the goodwill of Fabrica's customers, suppliers and others with whom Fabrica conducts its business;

	(b)	Amendments.  No change or amendments shall have been made in the Articles of Incorporation or By-Laws of Fabrica;

	(c)	Capital Changes.  Fabrica shall not have issued or sold, or granted options, warrants, or rights to purchase or subscribe to, or entered into any arrangement or contract with respect to, the issuance or sale of, any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, and shall not have made any changes in its capital stock;

	(d)	Dividends. Fabrica shall not have declared, paid or set aside for payment any dividend or other distribution with respect to its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock;

	(e)	Subsidiaries.  Fabrica shall not have organized any subsidiary, acquired the capital stock or other equity securities of any corporation, or acquired any equity or ownership interest in any partnership, joint venture or other association;

	(f)	Insurance.  Fabrica shall have maintained in full force and effect all insurance then maintained by or on behalf of Fabrica;

	(g)	Full Access.  Fabrica shall have given Dixie reasonable access to the premises and books and records of Fabrica and caused the officers of Fabrica to furnish to Dixie such financial and operating data and other information with respect to the business and properties of Fabrica as Dixie shall from time to time reasonably have requested;

	(h)	Consents.  Stockholders shall have obtained the consent of all parties needed to consummate the transactions contemplated hereunder and such consents will not affect the rights of Fabrica under any material agreement, contract or commitment of Fabrica which required such consent or under any applicable material law or regulation relating to the business of Fabrica which required such consent;

	(i)	Compliance with Laws.  Fabrica shall have duly complied in all material respects with all laws applicable to the conduct of its business;

	(j)	Payment of Claims.  As of the Closing Date, Stockholders shall have paid in full, in cash, any and all accounts receivable owing from Stockholders, affiliated companies, and related parties to Fabrica.;

	(k)	Compensation, Bonuses, Etc.  Fabrica shall not have increased the compensation payable or to become payable to any of its employees having annual earnings in excess of $20,000 per year or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees;

	(l)	Liabilities.  Fabrica shall not have incurred any liability or obligation
(absolute, accrued, contingent or otherwise), not incurred in the Ordinary
Course of Business;

	(m)	Mortgage, Lien, Etc.  Fabrica shall not have permitted any of its assets to be subjected to any mortgage, lien, Security Interest, restriction or charge of any kind;

	(n)	Waiver of Rights.  Fabrica shall not have waived or allowed to lapse any significant claim or right;

	(o)	Capital Expenditure.  Fabrica shall not have made any capital expenditure or investment which exceeds $1,500,000 in the aggregate;

	(p)	Accounting Methods.  Fabrica shall not have made any change in any method, practice or principle of accounting or application thereof;

	(q)	Employee Loans.  Fabrica shall not have paid, loaned or advanced any amount or asset to or sold, transferred or leased any asset to, any employee except for normal compensation involving salary and benefits and all such loans or advancements having occurred during any prior period shall have been repaid or written off; and

	(r)	Commitments.  Fabrica shall not have entered into any material commitment or transaction, other than in the Ordinary Course of Business, affecting the operations of the Company.

Nothing contained in this Section 7.1 shall preclude Fabrica from paying to Frink, Guenther and Renfroe the Mid-Year Bonuses, provided that the aggregate amount of all such bonuses does not exceed $2,400,000.

	7.2	Waiver of Claims.  Stockholders hereby release Fabrica and forever discharge it upon the Closing from any and all actions, claims, judgments, and demands whatsoever that such Stockholders may have as a result of any reason or cause whatsoever whether in law or equity, known or unknown, that have or may have resulted from any occurrence or event that took place prior to the Closing, provided that no release is given hereby with respect to (a) any rights which Stockholders may have with respect to this Agreement or rights which accrue under any agreement which is expressly consented to by Dixie and states on the face thereof that it is an exception to the provisions of this Section or (b) any accrued and unpaid salary owing to such Stockholder, provided that the period for which such salary is owing shall not exceed one month, subject to the Excess Compensation Amount Purchase Price Adjustment.

	7.3	Taxes.  Stockholders shall cause to be filed by Fabrica any federal, state, and local income and other tax return (including, but not limited to, any gross receipts, franchise and excise, sales and use and privilege license tax returns) for any period or partial period ending on or prior to the Closing
 Date not filed as of the date hereof, and each such tax return shall be complete and accurate in all material respects.

	7.4	Notice of Developments.  Stockholders will give prompt written notice to
Dixie of any material adverse development causing or which with the passage of time could reasonably be expected to cause a breach of any of the representations, warranties, or covenants made by Stockholders in this
Agreement prior to the Closing Date.

	7.5	Press Releases and Public Announcements. Stockholders acknowledge that since Dixie is a publicly traded company, Stockholders shall not (and shall cause Fabrica not to) issue any press release or make any public statement relating to this transaction without the prior approval of Dixie. Dixie agrees to provide Stockholders with the opportunity, if practical under the circumstances, to comment on any public release which addresses this Agreement and the transactions contemplated herein prior to its dissemination.

		7.6	Benefits to Certain Fabrica Employees. Within thirty (30) days following the Closing, Dixie shall issue to certain key Fabrica employees, who are designated by Stockholders (and agreed upon by Dixie), options to acquire up to
 150,000 shares of Dixie's common stock, $3 par value per share (the "Dixie
Common Stock") based on  the closing market price of Dixie Common Stock on the
Closing Date under the Dixie's applicable stock ownership plan. Dixie shall also establish (or otherwise cause Fabrica to establish) an incentive  bonus plan for Fabrica employees, a pool from which aggregate annual bonuses of
$250,000 shall be payable to certain key Fabrica employees who are designated by Stockholders (and agreed upon by Dixie) for a five (5) year period following the Closing (the "Bonus Period") upon Fabrica attaining eighty percent (80%)
of the following EBIT levels in the applicable year:


Fiscal year			    EBIT

   2000      $ 8,500,000
   2001      $10,200,000
   2002      $12,200,000
   2003      $14,600,000
   2004      $17,500,000

Such bonus pool for any fiscal year during the Bonus Period shall be subject to upward adjustment in the amount of $12,500 for each percentage point in which EBIT exceeds 80% of the relevant EBIT level up to a maximum bonus pool of $500,000 for such fiscal year.

	7.7	Guaranty Release. Dixie shall use its best efforts to attain a release of the guaranties of Guenther and Frink  in respect of (i) the $1,000,000 unsecured line of credit with Wells Fargo Bank, N.A., (ii) the equipment lines of credit with Wells Fargo Bank, N.A., and (iii) the SunTrust Bank guarantee relating to the Fabrica factoring agreement; provided that in the event that
Dixie is unable to obtain such releases, Dixie agrees to indemnify and hold
Guenther and Frink harmless from any liability in respect thereof.

	7.8	Lease Consents.   In the event that either lessor of the Fabrica
facilities located at 2801 Pullman Street, Santa Ana, CA and 1895 South
Standard Avenue, Santa Ana, CA. Leased Real Property is successful in evicting Fabrica based upon a claim that the consent of such lessor was required as a result of the transactions contemplated by this Agreement, the Stockholders, on the one hand, and Dixie, on the other hand, shall share equally in the costs to Fabrica which relate to such eviction, including but not limited to, relocation costs.

Section 8.	Conditions to Obligations of the Stockholders.

	Each and every obligation of Stockholders to be performed in connection with the Closing on the Closing Date shall be subject to the satisfaction on the
Closing Date of the following conditions precedent:

	8.1	Representations and Warranties True on Closing Date.  The representations and warranties made by Dixie in this Agreement shall be true and correct as of the Closing Date
with the same effect as though such representations and warranties have been made or given on and as of the Closing Date; Dixie shall perform in all material respects all obligations and shall have complied with all covenants and agreements required by this Agreement to be performed or complied with prior to the Closing Date; and Dixie shall have delivered to Stockholders a certificate, signed by an officer of Dixie and dated as of the Closing Date, to all such effects.

	8.2	Purchase Price.  Dixie shall have paid the Closing Date Payment.

	8.3	No Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent the consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

	8.5	Certificate of Corporate Secretary.  At the Closing, Dixie shall deliver to Stockholders a copy of Dixie's Charter, Bylaws and the resolutions of
Dixie's Board of Directors which approve this transaction, said copies being certified by the corporate secretary of Dixie.

8.6	Security Agreement. The Parties shall have entered into the Security
Agreement.

8.7	ChromaTech Agreement. Dixie and the stockholders of Chroma Technologies,
Inc. shall have entered into a Stock Purchase Agreement regarding the purchase by Dixie of all of the capital stock of Chroma Technologies, Inc.("ChromaTech")
 in substantially the form attached hereto as Exhibit D (the "ChromaTech Agreement").

8.8	Employment Agreements. Dixie shall have caused Fabrica to enter into employment agreements with Renfroe, Guenther and Frink substantially in the respective forms attached hereto as Exhibit F-1, Exhibit F-2 and Exhibit F-3 (the "Employment Agreements") and Dixie shall have entered into a guaranty in form and substance satisfactory to the Stockholders guaranteeing the obligations of Fabrica under the Employment Agreements.

	8.9	Consents.  The consents of all parties to agreements, contracts and commitments of Dixie requiring consent to the consummation of the transactions contemplated hereby shall have been obtained without materially affecting the rights of Dixie under any such agreement, contract or commitment.  Any approval required by any governmental agency or authority with respect to the transactions contemplated by this Agreement shall have been obtained.

	8.10	No Material Adverse Change.  There shall not have occurred any material adverse change since April 1, 2000 in the business, properties, assets, liabilities, results of operations or financial condition of Dixie or physical loss or damage to any of the properties or assets (which, if covered by insurance could not be replaced within thirty (30) days of such loss or damage) of Dixie which materially and adversely affects or impairs the business now being conducted by Dixie, and Dixie shall have delivered to
Stockholders a certificate, signed by an officer of Dixie and dated the Closing
 Date, to all such effects.

Section 9.	Conditions to Obligations of Dixie.

	Each and every obligation of Dixie to be performed in connection with the Closing on the Closing Date shall be subject to the satisfaction on the Closing
 Dates of the following conditions precedent, any of which may be waived at the sole option of Dixie:

	9.1	Representations and Warranties True at Closing Date.  The representations and warranties of Stockholders contained herein shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing
Date; Stockholders shall perform in all material respects all obligations and shall have complied with all covenants and agreements required by this
Agreement to be performed or complied with prior to or on the Closing Date; and
 Stockholders shall have delivered to Dixie a certificate, signed by
Stockholders dated the Closing Date, to all such effects.

	9.2	No Material Adverse Change.  There shall not have occurred any material adverse change since December 31, 1999 in the business, properties, assets, liabilities, results of operations or financial condition of Fabrica or physical loss or damage to any of the properties or assets (which, if covered by insurance could not be replaced within thirty (30) days of such loss or damage) of Fabrica which materially and adversely affects or impairs the business now being conducted by Fabrica, and Stockholders shall have delivered to Dixie a certificate, signed by Stockholders and dated the Closing Date, to all such effects.

	9.3	Consents.  The consents of all parties to agreements, contracts and commitments of Stockholders requiring consent to the consummation of the transactions contemplated hereby shall have been obtained without materially affecting the rights of Fabrica under any such agreement, contract or commitment.  Any approval required by any governmental agency or authority with respect to the transactions contemplated by this Agreement shall have been obtained.

	9.4	Resignations.  Dixie shall have received the resignations of each of the directors of Fabrica. All such resignations shall be in a form attached hereto as Exhibit E.

	9.5	Stock Certificates.  Dixie shall have received from Stockholders stock certificates, duly endorsed in blank, evidencing all of the Shares.

	9.6	Delivery of Schedules, Minute Book, and Miscellaneous Items.  The
Schedules and Exhibits hereto, certified as true and correct by the Stockholders, shall have been delivered to Dixie prior to Closing and such schedules and exhibits shall be satisfactory in the sole opinion of Dixie. Additionally, the corporate minute book, all Fabrica stock certificates (duly endorsed in blank), other marketable securities owned by Fabrica, as well as all checkbooks, check stock, books and records (including but not limited to tax review working papers), and keys to the building and safe deposit box shall be delivered to Dixie or Dixie's designee at the Closing.

	9.7	No Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction (or before any arbitrator) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of Dixie to own the Shares and to control Fabrica, or (d) affect adversely the right of Fabrica to own its assets and to operate its business.

	9.8	Certificates of Good Standing.  Prior to the Closing, Stockholders shall deliver to Dixie a "long form" certificate of good standing from the California
 Secretary of State which shall also include a certified copy of the Articles of Incorporation of Fabrica and all amendments thereto.  Additionally, at the
Closing, Stockholders shall deliver a facsimile copy of a "short form"
certificate of good standing from the Secretary of State of each state in which
 Fabrica transacts business as a foreign corporation certifying the good standing of Fabrica as of a date prior to the Closing Date.

9.9	ChromaTech Agreement; ChromaTech certificate. Dixie and ChromaTech shall have entered into the ChromaTech Agreement. In addition, an officer of ChromaTech shall have delivered a certificate to the effect that the representations and warranties set forth in the ChromaTech Agreement are true and correct in all material respects on the Closing Date.

	9.10	Employment Agreements. Fabrica and Renfroe, Guenther and Frink shall have entered into the Employment Agreements.

Section 10.	Indemnification.

	10.1	Survival of Representations and Warranties.  All representations and warranties made in this Agreement or contained in any certificate or other instrument delivered pursuant hereto shall survive the delivery of the Shares
(notwithstanding any investigation at any time made by or on behalf of Dixie or
 Stockholders) for a period of eighteen (18) months from the Closing Date with the exception of the representations and warranties set forth in Section 5.1, the survival of which shall not be subject to the aforesaid limitation or any other limitation, and with the exception of the representations and warranties contained in Section 5.29 which representations and warranties shall extend for three (3) years and the representations and warranties contained in Section
5.21 which representations and warranties shall extend for the duration of the statute of limitations relating thereto.  Any claim for indemnification shall be initiated during the period of survival of the representation, warranty, covenant or agreement to which it relates by the filing of a notice of claim.  Expiration of such eighteen (18) month period, three (3) year period or statutory period of limitation (whichever is applicable) subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

10.2	Indemnification by Stockholders. Except to the extent waived by Dixie in accordance with Section 6.6, Stockholders agree severally and not jointly to defend, indemnify and hold Dixie harmless from and against and with respect to any and all loss, damage, liability, deficiency, cost, obligation, or expense, including reasonable attorneys' fees and court costs resulting from or with respect to (i) a breach of any representation or warranty of Stockholders contained in this Agreement or any certificate or document delivered to Dixie by Stockholders pursuant to Section 9 of this Agreement; and (ii) the failure of Stockholders to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by Stockholders (collectively, "Losses"). Each claim for Losses (as distinguished from claims to defend) shall, if not paid when due, bear interest at a rate equal to ten percent (10%) from the date the Stockholders are required to pay such claim until the date such claim is satisfied in full; provided, that any claim for indemnity made with respect to this Section 10.2 must be made by Dixie by notice in accordance with Section 12.6 hereof within the applicable periods of time as set forth in Section 10.1. Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

Notwithstanding anything else to the contrary, contained in this Section 10.2 the obligations of the Stockholders shall be limited as follows:

(a) Stockholders shall not be required to indemnify Dixie (A) for any individual Loss which is less than $5,000 and (B) until the aggregate amount of all Losses hereunder (together with Losses incurred under the ChromaTech Agreement) exceeds $1,000,000 (after which point Stockholders shall be severally obligated to indemnify Dixie from and against further Losses, subject to (A) immediately above, in excess of such amount) (all Losses meeting both
(A) and (B) being "Eligible Losses"); and

(b)	The maximum aggregate liability of the Stockholders under this Section 10.2 shall be limited to $3,083,000 (apportioned among the Stockholders based on the relevant percentages set forth in Schedule 10.2) less any Losses paid under the ChromaTech Agreement (the "First Phase Limit"); provided, however, that if the aggregate amount of Eligible Claims that are timely made by Dixie exceeds $3,083,000 (such excess amount, "Excess Eligible Losses") and if the
Sales Contingency is met, that portion of Excess Eligible Losses up to an additional maximum amount of $7,718,000 (apportioned among the Stockholders based on the relevant percentages set forth in Schedule 10.2) less any Losses under the ChromaTech Agreement not applied to the First Phase Limit shall be deferred (the "Deferred Losses"), without a claim for interest during the deferral period, until the later to occur of (i) the payment of the Contingent
Sales Payment (at which time the Deferred Losses shall be setoff against the
Contingent Sales Payment) and (ii) the final determination of such Excess
Eligible Loss which amount shall be paid in immediately available funds within five (5) Business days thereafter;

provided, however, that the limitations contained in Sections 10.2(a) and 10.2
(b) shall not apply to (1) any breach of the representations made in Section 5.1, or (2) any Losses incured in respect of Section 10.2(ii) above.

10.3	Claims by Dixie.

(a)	Notice of Claim.  When Dixie determines in good faith that it has a claim or potential claim for indemnification pursuant to this Section it shall deliver notice thereof to Stockholders at the addresses specified in Section
12.6.  Such
notice shall set forth the section or sections under this Agreement pursuant to which such claim or potential claim is made and the amount or estimate of the claim (provided, however, that Stockholders shall not be prejudiced by any inaccuracy of any such estimate) and shall state, in reasonable detail, the basis for such claim or potential claim. Upon resolution of the claim then the amount attributable to the claim shall be paid to Dixie by Stockholders by wire transfer of immediately available funds within five (5) Business Days thereafter, the Stockholders being severally liable to Dixie for said amount. Nothing herein shall be deemed to prevent Dixie from making a claim for indemnification hereunder for potential or contingent claims or demands provided the notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and Dixie has reasonable grounds to believe that such a claim or demand may be made, provided that the Stockholders shall have no obligation to pay any such potential or contingent claim and no interest shall commence accruing thereon until such claim becomes an actual quantifiable claim. Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

(b)	Claim Resolution.  Stockholders shall have a period of twenty (20) days after receipt of a notice of claim within which to notify Dixie of its disagreement with all or a portion of said claim or, in the case of a potential or contingent claim, the estimated amount of such claim. Notice to Dixie shall be provided in accordance with Section 12.6 hereof. If Dixie has not received notice of disagreement from Stockholders within the 20-day period, the amount of the claim shall be compensable in full. If Dixie receives within the 20-day period a notice of disagreement regarding only a portion of a claim, the portion of the claim, to the extent such claim is actual as opposed to potential or Most Recent Balance Sheet contingent, not subject to disagreement shall be compensable in accordance with this Section. If Dixie and Stockholders are unable to resolve such matter within thirty (30) days of Stockholders' notice, then the dispute may be resolved by arbitration in accordance with
Section 12.5 or by agreement between the parties. The prevailing party to any such arbitration shall be entitled to indemnification for its reasonable attorneys' fees and filing fees to the extent awarded by the arbitrator or arbitrators. To the extent Dixie timely delivers a notice of a potential or contingent claim, Dixie shall deliver a subsequent notice to the Stockholders in accordance with Section 12.6 on or following the date such claim becomes an actual quantifiable claim. Each such subsequent notice shall, for purposes of this Section 10.3(b), be treated the same as other notices delivered pursuant to this Section 10.3(b), i.e., the Stockholders shall have the right to dispute and arbitrate all or a portion of said claim.

10.4	Indemnification by Dixie. Dixie agrees to defend, indemnify and hold
Stockholders harmless from and against and with respect to any and all loss, damage, liability, deficiency, cost, obligation, or expense, including reasonable attorneys' fees and court costs resulting from or with respect to
(i) a breach of any representation or warranty of Dixie contained in this Agreement or any certificate or document delivered to Stockholders by Dixie pursuant to

Section 8 of this Agreement; and (ii) the failure of Dixie to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by Dixie (collectively, " Stockholder Losses").
Each claim for Stockholder Losses (as distinguished from claims to defend) shall, if not paid when due, bear interest at a rate equal to ten percent (10%)
 from the date Dixie is required to pay such claim until the date such claim is satisfied in full; provided, that any claim for indemnity made with respect to this Section 10.4 must be made by Stockholders by notice in accordance with
Section 12.6 hereof within the applicable periods of time as set forth in
Section 10.1. Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

Notwithstanding anything else contained herein to the contrary, Dixie shall not be required to indemnify Stockholders (A) for any individual Stockholder Loss which is less than $5,000 (B) until the aggregate amount of all Stockholder Losses hereunder (together with Stockholder Losses incurred under the ChromaTech Agreement) exceeds $1,000,000 (after which point Dixie shall be obligated to indemnify Stockholders from and against further Stockholder Losses in excess of such amount), and (C) to the extent the aggregate Stockholder Losses hereunder exceeds $12,000,000.

provided, however, that the limitations contained in this Section 10.4 shall not apply to any Stockholder Losses incurred in respect Section 10.4(ii) above.

	10.5	Claims by Stockholders.

(a)	Notice of Claim.  When any Stockholder determines in good faith that he or it has a claim or potential claim for indemnification pursuant to this Section he or it shall deliver notice thereof to Dixie at the address specified in
Section 12.6. Such notice shall set forth the section or sections under this Agreement pursuant to which such claim or potential claim is made and the amount or estimate of the claim and shall state, in reasonable detail, the basis for such claim or potential claim. Upon resolution of the claim then the amount attributable to the claim shall be paid to Stockholders by Dixie by wire transfer of immediately available funds within five (5) Business Days thereafter, Dixie being liable to Stockholders for said amount. Nothing herein shall be deemed to prevent Stockholders from making a claim for indemnification hereunder for potential or contingent claims or demands provided the notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and Stockholders have reasonable grounds to believe that such a claim or demand may be made, provided that Dixie shall have no obligation to pay any such potential or contingent claim and no interest shall commence accruing thereon until such claim becomes an actual quantifiable claim. Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

(b)	Claim Resolution.  Dixie shall have a period of twenty (20) days after receipt of a notice of claim within which to notify Stockholders of its disagreement with all or a portion of said claim or, in the case of a potential or contingent claim, the estimated amount of such claim. Notice to Dixie shall be provided in accordance with Section 12.6 hereof. If Stockholders have not received notice of disagreement from Dixie within the 20-day period, the amount of the claim shall be compensable in full. If Stockholders receive within the 20-day period a notice of disagreement regarding only a portion of a claim, the portion of the claim, to the extent such claim is actual as opposed to potential contingent, not subject to disagreement shall be compensable in accordance with this Section. If Dixie and Stockholders are unable to resolve such matter within thirty (30) days of Stockholders' notice, then the dispute may be resolved by arbitration in accordance with Section 12.5 or by agreement between the parties. The prevailing party to any such arbitration shall be entitled to indemnification for its reasonable attorneys' fees and filing fees to the extent awarded by the arbitrator or arbitrators. To the extent Stockholders timely deliver a notice of a potential or contingent claim, Stockholders shall deliver a subsequent notice to Dixie in accordance with
Section 12.6 on or following the date such claim becomes an actual quantifiable claim. Each such subsequent notice shall, for purposes of this Section
10.5(b), be treated the same as other notices delivered pursuant to this
Section 10.5(b), i.e., Dixie shall have the right to dispute and arbitrate all or a portion of said claim.

	10.6	Third Party Claims	Immediately following the receipt of notice by a Party
 of a claim from a third party (a "Third Party Claim"), the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the Party giving such notice is a Party that is entitled to indemnification hereunder in respect of such Third Party Claim (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.  The
 Indemnified Party may, upon reasonable notice, tender the defense of a Third
Party Claim to the Party required to provide indemnification (an "Indemnifying
Party").  If (a) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by the Indemnifying Party or (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section
10.6, the Indemnifying Party shall acknowledge in writing to the Indemnified
Party and without qualification its indemnification obligations as provided in this Section 10; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the
Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend, contest, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim.  So long as the
Indemnifying Party has not lost its right and/or obligation to defend, contest, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in
its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party.  All expenses
(including without limitation reasonable attorneys' fees) incurred by the
Indemnifying Party in connection with the foregoing shall be paid by the
Indemnifying Party.  Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 10 shall relieve it of such obligations to the extent they exist.  If an
Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 10.6, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party
Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this
Section 10.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the
Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the
Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

10.7	Certain Tax Matters. From and after the Closing, Dixie shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns for all taxable years or other taxable periods of Fabrica. Dixie shall allow Stockholders to review and participate in the preparation of such Tax Returns and the filing of any such Tax Returns that indicate a Basis for a claim for a Tax, penalty and/or interest liabilities for which Stockholders are obligated to indemnify Dixie under this Section 10 (a "Tax Claim") and any such filing shall require the consent of the Stockholders which shall not be unreasonably withheld. Likewise Stockholders shall have the right to participate in any tax audit and/or proceeding which involves, in whole or in part, a Tax Claim.

Section 11.	Termination.

	11.1	Conditions of Termination.	The obligations of the parties with respect to
 the Closing shall terminate:

(a)	At the election of Dixie if the Closing shall not have occurred by August
31, 2000 by reason of the failure of any condition precedent under Section 9 hereof (unless the failure results primarily from Dixie itself breaching any representation, warranty or covenant contained in this Agreement).

(b)	At the election of Stockholders if the Closing shall not have occurred by
August 31, 2000 by reason of the failure of any condition precedent under
Section 8 hereof (unless the failure results primarily from Stockholders breaching any representation, warranty or covenant contained in this Agreement).

(c)	By mutual written consent of Stockholders and Dixie.

		(d)	At the election of Dixie in accordance with Section 12.7.

	11.2	Effect of Termination.   In the event of termination in accordance with
Section 11.1: (i) this Agreement shall become null and void and of no further force or effect, except as otherwise provided herein, (ii) this Agreement shall be deemed to be rescinded, (iii) each Party shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated herein, and (iv) no Party shall have any further liability to any other party because of the failure to consummate the transactions contemplated hereby except in the event that (A) Stockholders terminate this Agreement pursuant to Section 11.1(b)  or (B) Dixie terminates this Agreement pursuant to
 Section 11.1(d) in which event Dixie shall pay to Stockholders a "break-up fee" in the aggregate amount of $250,000 which the parties agree shall be
Stockholders' sole remedy.

Section 12.	Miscellaneous.

	12.1	Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns;
 provided, however, that Dixie shall not assign this Agreement or its obligations hereunder (except to a wholly owned entity whose performance is guaranteed by Dixie) without the prior written consent of the Stockholders .

	12.2	Governing Law.  This Agreement shall be deemed to be made in, and in any and all respects shall be interpreted, construed and governed by and in accordance with, the law of the State of California.

	12.3	Survival of Representations.  Subject to Section 10.1, all
representations, warranties, covenants and agreements (including indemnification) made by the parties in this Agreement and pursuant to the terms hereof shall survive the consummation of the transactions contemplated by this Agreement, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them.

	12.4	Expenses.  Each party hereto shall pay the expenses incurred by it in connection with the preparation and execution of this Agreement and in connection with the transactions
contemplated hereby; provided, however, that Dixie, on the one hand, and
Stockholders, on the other hand, shall share equally in any and all filings fees required by the Hart-Scott-Rodino Act.

	12.5	Arbitration.  Any dispute between the parties concerning this Agreement shall be submitted to binding arbitration before a single arbitrator in accordance with the following provisions:

		(a)  If a dispute arises concerning this Agreement, the disputed shall be resolved through binding and non-appealable arbitration pursuant to the
Commercial Arbitration Rules of the American Arbitration Association (the
"Rules"), except where the Rules conflict with the provisions of this Section
12.5, in which event the provisions of this Section 12.5 shall prevail.  The arbitration shall be before one (1) arbitrator selected by the parties, or if the parties cannot agree upon a single arbitrator within thirty (30) days of a party giving notice to the other of a proposed choice for an arbitrator, then by a single arbitrator selected by the New York City office of the American
Arbitration Association, who shall be a person (i) who is admitted to practice law in the State of New York, (ii) who is a partner in a law firm having at least one hundred attorneys, and (iii) who is familiar with the terms of stock purchase agreements entered into in the context of acquisitions.  Any arbitrator so appointed shall be neutral and subject to disqualification for the reasons specified in Section 19 of the Rules.

		(b)  Each party shall pay the fees of his or its own attorneys, expenses of witnesses and all other expenses connected with the preparation and presentation of such party's case.  The cost of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved, shall be shared equally, unless the arbitrators otherwise direct.

		(c)  The parties agree to request that the arbitrator appointed pursuant to the procedure agreed upon above shall, as soon as reasonably practicable after his or her appointment, and after consultation with the parties, set an arbitration date of no later than thirty (30) days after his or her appointment. If that arbitrator is unable to conduct the arbitration during such 30-day period then the parties shall select a new arbitrator in accordance with Section 12.5(a).

		(d)  The arbitration shall be conducted pursuant to the Rules, as then in effect.  Without limitation of the arbitrator's general authority, the arbitrator shall have the right to order reasonable discovery in accordance with the California Rules of Civil Procedure.  Conformity to the legal rules of evidence shall not be required in the arbitration.  At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented in written form unless the opposing party shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

		(e)  The decision of the arbitrator shall be binding upon all parties and no appeal may be taken therefrom; provided, however, that no decision by such arbitrator shall include the
award of punitive damages.  The decision of the arbitrator shall be enforced and honored by the parties hereto without the necessity of confirmation by a court.  The parties hereby waive, to the extent permitted by law, any rights to appeal or to review of any such decision by any court or tribunal.

		(f)  This arbitration shall be conducted in New York, New York.  In the event a party desires to obtain judicial confirmation of an arbitration award, the parties consent to the exclusive jurisdiction of the appropriate state court in
 New York, New York for the entry and enforcement of a judgment upon any arbitration award rendered in connection with any state law, and of the United
States District Court for the Southern District of New York, for the entry and enforcement of judgment upon any arbitration award rendered in connection with any federal law, and the parties agree to both subject matter and in personam jurisdiction for those purposes.

		(g)  Notwithstanding any provision of this Section, the requirement to arbitrate disputes under this Section shall not apply to any application for interim injunctive or other equitable relief from any court of competent jurisdiction with respect to this Agreement or any matter it contemplates.

12.6	Notices, Demands and Communications.  Any and all notices or demands permitted or required to be made under this Agreement shall be in writing signed by the Party giving such notice or demand, and shall be delivered personally, or sent by (i) facsimile transmission, (ii) recognized overnight delivery service or (iii) registered or certified mail to the other Party or Parties at the address or addresses set forth below, or at such other address or addresses as may be supplied in writing pursuant to the terms of this section. The recipient of such notice shall be deemed to have received the notice (i) on the date of delivery or the date of transmission if the notice was personally delivered or sent by facsimile transmission on a Business Day (or if not a Business Day then the next succeeding Business Day), (ii) on the Business Day after dispatch if the notice was sent by recognized overnight delivery service (and marked for delivery on the next Business Day) or (iii) five (5) days after dispatch if sent by registered or certified mail. For purposes of this Agreement, a "Business Day" is 8 A.M. to 5:30 P.M. Eastern Time, on any day when the Federal Reserve Bank in Atlanta, Georgia and in San Francisco California are both open for business. The rejection or inability to deliver because of a change of address of which no notice has been given shall not effect the validity of any notice or demand sent in accordance with the provisions hereof. For purposes of this Agreement:

			If to Guenther:

			Scott D. Guenther
			993 Bayside Cove West
			Newport Beach, CA  92660

			If to the Trusts:

			Albert Frink, Trustee
			9 Ocean Crest
			Newport Coast, CA 92657

			In each case with a copy to:

			Neil W. Rust
			White & Case LLP
			633 West Fifth Street, 19th Floor
			Los Angeles, CA  90071
			Facsimile: (213) 687-0758

			If to Dixie:

			The Dixie Group, Inc.
			185 South Industrial Blvd.
			Calhoun, GA 30701
			Attention: Gary A Harmon
			Facsimile: 706-625-0782

			with a required copy to:
			Ralph M. Killebrew, Jr.
			Witt, Gaither & Whitaker, P.C.
			1100 SunTrust Bank Bldg.
			Chattanooga, TN  37402
			Facsimile: 423- 266-4138

	12.7	Schedules and Exhibits.  The following schedules when delivered as set forth herein will become a part of this Agreement by reference, and the following exhibits are attached hereto and are hereby made a part of this
Agreement by this reference:

Exhibit A	      Stockholders; Shares; Percentages; Payments; Bank Accounts
Exhibit B	   	  Security Agreement
Exhibit C		     Financial Statements
Exhibit D		     ChromaTech Agreement
Exhibit E		     Form of Resignations
Exhibit F-1		   Renfroe Employment Agreement

Exhibit F-2		   Guenther Employment Agreement
Exhibit F-3		   Frink Employment
Schedule 1.1		  Knowledge
Schedule 5.4		  Current Officers and Directors
Schedule 5.7		  Liabilities
Schedule 5.9		  Real Property
Schedule 5.10		 Tangible Assets
Schedule 5.11		 Leased Property
Schedule 5.14		 Contracts
Schedule 5.15		 Litigation
Schedule 5.16		 Labor Relations
Schedule 5.17		 Insurance
Schedule 5.18		 Bank Accounts of Fabrica
Schedule 5.19		 Licenses and Permits
Schedule 5.21		 Taxes and Tax Returns
Schedule 5.22		 Employee Benefit Plans
Schedule 5.23		 Names and Salaries of Employees
Schedule 5.24		 Consents
Schedule 5.27		 Related Party Transactions
Schedule 5.28		 Occupational Safety, Health and Other Filings
Schedule 5.29		 Environmental Health and Safety Status
Schedule 5.30		 Warranties
Schedule 5.31		 Significant Customers and Suppliers
Schedule 5.32 	 Intellectual Property
Schedule 7.1		  Future Dividends
Schedule 10.2		 Allocation

Notwithstanding anything else to the contrary contained herein, if any information set forth in any Schedule (or, as the case may be, omitted) is, in the sole discretion of Dixie reasonably adverse to the operation or financial condition of Fabrica, then Dixie may at its option terminate this Agreement.

	12.8	Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

	12.9	Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

	12.10	Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  This Agreement may be modified or amended only by a written instrument signed by each of the Parties hereto.  The actions, course of dealing or customs of the Parties hereto shall not operate to modify this
Agreement except in conformity with the preceding sentence.

	12.11	Severability.  If any provision of this Agreement or the application thereof to any person, entity, or circumstance shall be invalid or unenforceable to any extent, then such provision or application shall be modified to the minimum extent necessary to render it valid and enforceable, and the remainder of the Agreement and the application of such provisions to the parties hereto and the transactions contemplated hereby shall not be affected and shall be enforced to the greatest extent permitted by law, unless such provision cannot be modified without materially impairing the ability of the respective Parties to enjoy the benefit of their respective bargain hereunder.

 12.12 	Interpretation.  Should the provisions of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the same, it being agreed that the agents of both parties have participated in the preparation hereof equally.

	12.13 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


THE DIXIE GROUP, INC.


						By:	     /s/ Gary A. Harmon
						Title:	  Vice President & CFO



						STOCKHOLDERS:


						  /s/ Scott D. Guenther
  						Scott D. Guenther


  						Albert A. Frink and Denise Frink
        Charitable Remainder Unitrust


						  /s/ Albert A. Frink
        Albert A. Frink, Trustee

						  /s/ Royce R. Renfroe
        Royce R. Renfroe, Independent Special Trustee


  						Albert A. Frink Loving Trust

						  /s/ Albert A. Frink
        Albert A. Frink, Trustee